                                                                    Exhibit 99.2

[Extended Stay America, Inc. logo]


For Immediate Release                          For More Information, Contact:
                                               George D. Johnson, Jr., CEO
                                               (864) 573-1602
                                               Gregory R. Moxley, CFO
                                               (864) 573-1635

                           EXTENDED STAY AMERICA, INC.
                AMENDS CREDIT FACILITY TO ACCELERATE DEVELOPMENT

Spartanburg, SC - October 31, 2002 - Extended Stay America, Inc. (NYSE:ESA), a leading provider of extended stay lodging, today reported that it has amended its $900 million bank credit facility to provide flexibility to accelerate the pace of development of new hotels as market conditions warrant.

The amendment modifies certain definitions and increases the total leverage covenant from 4.50 to 5.00 for the period from April 1, 2003 to March 31, 2004 and from 4.50 to 4.75 for the period from April 1, 2004 to June 30, 2004. The leverage covenant returns to the previously scheduled level of 4.50 beginning July 1, 2004. The amendment retains the existing pricing grid which provides for increases to the interest rate on outstanding loans under the credit facility by 0.25% if total leverage is greater than or equal to 4.25 or by 0.75% if total leverage is greater than or equal to 4.75.

George D. Johnson, Jr., CEO, commented, "With the projected decline in the rate of supply of new hotel rooms for the next few years, we strongly believe that now is the time to prudently accelerate our pace of development and thereby further increase our industry-leading market share by having additional hotels in operation as the economy recovers."

Extended Stay America currently owns and operates 452 hotels under the Extended StayAmerica, StudioPLUS, and Crossland brands. The Company currently has 16 hotels under construction. The Company plans to increase the number of sites upon which it will commence construction during the fourth quarter from 9 to 16 sites, which would increase the total number of construction starts for 2002 from 24 to 31 sites with total development costs of approximately $250 million. Depending on a number of factors including improvements in the overall U. S. economy, improvements in demand for lodging products in the overall lodging industry, and improvements in demand for the Company's extended stay lodging, the Company plans to commence construction on 31 sites in 2003 with total development costs of approximately $270 million and has identified 10 additional sites with total development costs of approximately $86 million for which construction could commence in 2003. The Company will continue to seek the necessary approvals and permits for additional sites and may seek to increase the number of construction starts in the future.

Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Company's SEC filings.

                                       ###